FOR:      ACTION PRODUCTS INTERNATIONAL, INC.

CONTACTS: Warren Kaplan, Chairperson
          407-481-8007 Ext 723
          investor@apii.com

       Action Products Has Record Sales for Third Quarter and Nine Months
                  Company Again Raises Sales Forecast for 2003.

ORLANDO, Florida (October 7, 2003) - Action Products International Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive branded toys announced today that sales for the third quarter ending Sept. 30, 2003 were $2,724,000 versus $1,944,900 for the third quarter of 2002, exceeding the previous estimates. This represents a sales gain of 40%. For the nine months ending Sept. 30, 2003, the sales were $6,375,000 versus $4,882,700 for the corresponding period in 2002 a gain of 31% exceeding the anticipated gains of 25%.

Bill Bordegon, Vice President of Sales and Marketing said, "We are pleased with our sales achievements and more important is the gain we obtained in expanding areas of distributions. We now have approximately 5,000 retail sales points for our products. Our advanced orders for October 2003 already exceed our sales of Oct 2002 so we expect another great comparison for the fourth quarter. The real excitement though, is the new products we are developing and the sales gains we expect in 2004."

As a result, the company is again raising its sales estimate for 2003 to $8.1 - $8.3 million from last year's $6.4 million. The company guidance for sales in 2004 is currently $10.0 - $10.5 million before acquisitions.

As of Sept 26, 2003, 188,642 warrants of the 3,272, 092 distributed to stockholders as a dividend and 60,000 privately held warrants were exercised all at a price of $2.00 per share adding nearly $500,000 in equity capital.

ABOUT ACTION PRODUCTS INTERNATIONAL

Action Products International, Inc. is a leading designer and manufacturer of educational and positive non-violent branded toys for children in preschool through primary grades, emphasizing fun, quality brands including Jay Jay The Jet Plane Wooden Adventure System(TM), I Dig Dinosaurs(R) and I Dig Treasures(R) excavation activity kits, Space Voyagers(R) ("The most authentic Space Toys on Earth"), Climb@Tron(TM) window-climbing animals and robots, Play and Store(TM) themed playsets, Kidz Workshop(TM) wooden projects, and Drop Zone Extreme(TM) parachute toys. Its products are marketed and sold to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets in the United States and worldwide.

For more information on Action Products toys, email marketing@apii.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.